Exhibit 99.1

Overseas Shipholding Group, Inc.

PRESS RELEASE

OSG Announces Record Date for Spin-Off of International Flag Business

New York, NY – November 8, 2016 – Overseas Shipholding Group, Inc. (NYSE: OSG) today announced the record date for the previously announced spin-off of its International flag business. The spin-off will separate the international and domestic businesses of OSG into two independent, publicly traded companies: Overseas Shipholding Group and International Seaways (“INSW”), (formerly known as OSG International, Inc.).

The spin-off is expected to be effective as of 5:00 p.m. on Nov. 30, 2016, the distribution date for the spin-off, with 100 percent of the shares of International Seaways distributed to OSG shareholders and warrantholders. OSG shareholders will receive 0.3333 shares of International Seaways common stock for every one share of OSG common stock held at 5:00 p.m. on November 18, 2016, the record date for the spin-off. For each OSG warrant held on the record date, OSG warrantholders will receive 0.3333 shares of INSW common stock for every one share of OSG common stock they would have received if they exercised those warrants immediately prior to the distribution date (or approximately 0.06332 INSW shares per warrant). OSG shareholders and warrantholders will receive cash in lieu of any fractional shares.

International Seaways has received authorization to list its shares on the New York Stock Exchange (NYSE) under the symbol “INSW.” OSG expects that a “when-issued” public trading market for International Seaways common stock will begin on the NYSE on or about November 16, 2016, under the symbol “INSW WI” and will continue through the distribution date. International Seaways common stock is expected to begin “regular way” trading on the NYSE on December 1, 2016, the first trading day following the distribution date.

No action is required by OSG shareholders or warrantholders to receive shares of International Seaways common stock in the spin-off. Beginning on or about November 16, 2016, through the distribution date, it is expected that there will be two ways to trade OSG common stock - either with or without the right to receive International Seaways common stock in the spin-off. Investors are encouraged to consult with their broker and financial and tax advisors regarding the specific implications of buying or selling OSG common stock on or before the distribution date.

The spin-off and the distribution of International Seaways common stock is subject to the U.S. Securities and Exchange Commission (SEC) having declared effective International Seaways’ registration statement on Form 10. In addition, the spin-off is subject to conditions set forth in a Separation and Distribution Agreement between OSG and International Seaways, the form of which is filed as an exhibit to International Seaways registration statement on Form 10.

International Seaways, Inc.

After the spin-off, International Seaways, Inc. will be one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets.  International Seaways owns and operates a fleet of 55 vessels, including one ULCC, eight VLCCs, eight Aframaxes/LR2s, 12 Panamaxes/LR1s and 20 MR tankers.  Through joint venture partnerships, it has ownership interests in four liquefied natural gas carriers and two floating storage and offloading service vessels.  International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency.  International Seaways will be headquartered in New York City, NY.

Overseas Shipholding Group, Inc.

After the spin-off, OSG will consist of the currently existing U.S. Flag business, which operates the largest fleet of tankers and ATBs in the Jones Act industry. OSG’s 24-vessel fleet consists of eight ATBs, two lightering ATBs, three shuttle tankers, nine MR tankers, and two non-Jones Act MR tankers that participate in the U.S. Maritime Security Program. OSG will be headquartered in Tampa, FL.

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Overseas Shipholding Group, Inc.

PRESS RELEASE

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG) is a publicly traded tanker company providing energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets. OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

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Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company’s plans to issue dividends and make payments to securityholders, its prospects, including statements regarding trends in the tanker and articulated tug/barge markets, and possibilities of spin-offs or certain strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Company’s Annual Report for 2015 on Form 10-K under the caption “Risk Factors” and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Brian Tanner, Overseas Shipholding Group, Inc.

(212) 578-1645

btanner@osg.com

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